Exhibit 99.1

Gerber Scientific, Inc. Reports Encouraging Fiscal 2010 Fourth Quarter and Full Year Results

SOUTH WINDSOR, CT – June 22, 2010 – Gerber Scientific, Inc. (NYSE: GRB) today reported revenue and earnings results for its fiscal fourth quarter and year ended April 30, 2010.

Summary of Results for FY 2010 Fourth Quarter versus FY 2009 Fourth Quarter

▪	Reported revenue increased 13.7% to $121.2 million from $106.6 million. The effects of favorable currency exchange increased revenue by approximately $6.8 million, or 6.4%;

▪
Gross profit was $35.3 million or 29.1% of sales versus $30.5 million or 28.6% of sales. Gross profit and margin in the current quarter benefitted from improved sales volume and $2.4 million of favorable currency exchange;

▪
Selling, general and administrative (SG&A) expenses were $28.0 million, or 23.1% of sales, compared with $26.1 million, or 24.5% of sales. The increase in SG&A was due to $1.3 million in exchange rate fluctuations and the absence of approximately $1.5 million of temporary cost reductions that were in place during the prior year fourth quarter, which was partially offset by lower spending and certain tax contingency adjustments;

▪
Operating income was $1.1 million compared to an operating loss of $0.3 million. Current quarter operating income was negatively impacted by $1.2 million of restructuring and other expenses, versus $0.3 million last year. On a currency adjusted basis, operating income was $0.1 million;

▪
Loss from continuing operations was $1.1 million, or $0.04 per diluted share, compared to a loss of $0.9 million, or $0.04 per diluted share last year in the fourth quarter. Net loss for the current quarter was $1.6 million, or $0.06 per diluted share, compared with a net loss of $2.3 million, or $0.09 per diluted share last year; the loss reflects a decrease of $0.3 million in interest expense due to a $0.3 million charge in connection with a debt refinancing recorded last year, higher operating income of $1.4 million, offset by income tax expense of $1.5 million this year in the fourth quarter, versus a tax benefit of $0.5 million last year in the fourth quarter, due primarily to foreign tax provision adjustments;

▪	Net cash flows from operations, less capital expenditures, increased $2.7 million to $4.4 million, from $1.7 million in the prior year, due principally to effective working capital management;

▪	Total outstanding debt was $45 million. Total debt has been reduced by $28.5 million since the Company’s April 30, 2009 fiscal year end.

“Both the sequential and year-over-year improvement in our key financial metrics for the fiscal fourth quarter gives us continued optimism that we’ve turned the corner on the depressed economic cycle that has challenged us for the past year and a half,” said Marc Giles, Gerber Scientific President and Chief Executive Officer. “On a currency adjusted basis, fourth quarter revenue year-over-year was up seven percent and up 14 percent on a sequential quarterly basis, reflecting higher demand for equipment, software and aftermarket products. In addition, due to our continued focus on manufacturing cost controls and working capital improvements, our gross margin was up 50 basis points year-over-year in the fourth quarter, or 10 basis points on a currency adjusted basis. Moreover, our total inventory was down an additional $7 million from our fiscal third quarter and we more than doubled our cash flow from operations, less capital expenditures, year-over-year in the fourth quarter.

Outlook and Guidance
 “Overall, we are encouraged by our fiscal fourth quarter performance and by current business and market indicators,” said Mr. Giles. “Orders in our fiscal fourth quarter and our order backlog at year end were both at their highest levels since the fiscal 2009 second quarter.  Market demand appears to be on the rise as we are seeing increased quote and order activity across most of our business lines.

In the Apparel and Industrial segment, fourth quarter revenues were the highest we’ve recorded since our fiscal 2009 second quarter. The segment is reporting increased quote and order activity across several product lines and geographic regions – especially from China and Brazil. Equally gratifying, Yunique Solutions, a small software unit we acquired last November, has added seven new customers since our closing of the transaction. Gerber Coburn, our Ophthalmic Lens Processing unit, which has been challenged by weak market conditions in the U.S. retail eyewear industry, recently attended an annual industry conference during which they booked their highest level of orders compared to the previous four conferences. While demand from the markets served by our Sign Making and Specialty Graphics segment remains uneven, Spandex aftermarket sales, on a constant currency basis, were up for the first time since mid fiscal 2009 and sequential quarterly sales at Gerber Scientific Products were up 24 percent in the fourth quarter. All of these indicators give us more comfort that we’re on the path to recovery.”

Giles further commented, “We continue to execute on our strategy to streamline our global operations and reduce our permanent cost structure, and recently announced a consolidation of certain U.S. production facilities in the Northeast. While that means we are incurring charges associated with the restructurings, the longer term benefit will be a substantially improved cost structure that will allow us to, if current market trends continue, deliver higher earnings.”

 Quarterly Conference Call
Gerber Scientific’s quarterly earnings conference is scheduled for today at 10:00 a.m. ET.  Please dial 719.325.4794 and provide the operator with confirmation code 9353340 to participate in the call in a listen only mode. The Company will also provide a live webcast of the call which may be accessed through the Company’s website (www.gerberscientific.com).  A webcast replay of the call will also be available for ninety days, as well as a conference call transcription, which will be available three business days after the conference call, on the Company’s website under the Investor Relations tab.

About Gerber Scientific, Inc.
Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for the sign making, specialty graphics, packaging, apparel, industrial, and ophthalmic lens processing industries.  Headquartered in South Windsor, Connecticut, the Company operates through four primary businesses:  Gerber Scientific Products, Spandex, Gerber Technology and Gerber Coburn.

Forward-looking Statements
Any statements in this news release not relating to historical matters are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this news release involve risks and uncertainties regarding the Company's expected financial condition, results of operations and cash flows. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, readers are referred to the Company's filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific's Annual Report on Form 10-K for the fiscal year ended April 30, 2009, which outlines certain important risks regarding the Company's forward-looking statements, as well as information included in subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Actual future results or events may differ materially from these forward-looking statements. The forward-looking statements contained in this release are made as of the date of this release and the Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law.

GERBER SCIENTIFIC, INC. SUMMARY OF OPERATIONS (Unaudited)
	For the Fiscal Quarters Ended April 30,		For the Fiscal Years Ended April 30,
In thousands, except per share data	2010	2009	2010	2009
Revenue:
Product sales	$105,359	$90,431	$393,439	$427,783
Service sales	15,802	16,151	64,916	71,157
	121,161	106,582	458,355	498,940

Cost of Sales:
Cost of products sold	75,464	66,400	283,257	310,295
Cost of services sold	10,423	9,682	40,465	45,030
	85,887	76,082	323,722	355,325

Gross profit	35,274	30,500	134,633	143,615

Selling, general and administrative expenses	27,994	26,125	106,062	114,607
Research and development	4,931	4,345	18,517	21,123
Restructuring and other expenses	1,204	284	2,654	1,168
Operating income (loss)	1,145	(254)	7,400	6,717

Other income (expense), net	201	35	(1,366)	(2,804)
Interest expense	(926)	(1,188)	(4,160)	(3,133)
Income (loss) from continuing operations before income taxes	420	(1,407)	1,874	780
Income tax expense (benefit)	1,528	(501)	532	(4,021)
(Loss) Income from continuing operations, net of taxes	(1,108)	(906)	1,342	4,801
Loss from discontinued operations, net of taxes	(514)	(1,401)	(2,800)	(2,565)
Net (loss) income	$(1,622)	$(2,307)	$(1,458)	$2,236

Basic (loss) earnings per common share:
Continuing operations	$(0.04)	$(0.04)	$0.05	$0.20
Discontinued operations	(0.02)	(0.05)	(0.11)	(0.11)
Basic (loss) earnings per common share	$(0.06)	$(0.09)	$(0.06)	$0.09
Diluted (loss) earnings per common share:
Continuing operations	$(0.04)	$(0.04)	$0.05	$0.20
Discontinued operations	(0.02)	(0.05)	(0.11)	(0.11)
Diluted (loss) earnings per common share	$(0.06)	$(0.09)	$(0.06)	$0.09

Weighted average shares outstanding:
Basic	25,137	24,412	24,961	24,065
Diluted	25,137	24,412	24,961	24,139

GERBER SCIENTIFIC, INC. SUMMARY SEGMENT INFORMATION (Unaudited)
	For the Fiscal Quarters Ended April 30,		For the Fiscal Years Ended April 30,
In thousands	2010	2009	2010	2009
Sign Making and Specialty Graphics:
Gerber Scientific Products	$11,538	$12,003	$45,141	$57,460
Spandex	54,390	49,286	211,981	224,960
Sign Making and Specialty Graphics	65,928	61,289	257,122	282,420
Apparel and Industrial	42,896	32,197	155,145	162,965
Ophthalmic Lens Processing	12,337	13,096	46,088	53,555
Consolidated revenue	$121,161	$106,582	$458,355	$498,940

Sign Making and Specialty Graphics:
Gerber Scientific Products	$(1,573)	$(1,181)	$(5,539)	$(1,078)
Spandex	3,231	3,542	12,461	10,459
Sign Making and Specialty Graphics	1,658	2,361	6,922	9,381
Apparel and Industrial	4,885	2,121	18,342	15,352
Ophthalmic Lens Processing	(97)	661	2,496	3,365
Segment operating income	6,446	5,143	27,760	28,098
Corporate operating expenses	(5,301)	(5,397)	(20,360)	(21,381)
Consolidated operating income (loss)	$1,145	$(254)	$7,400	$6,717

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – REVENUE BY PRODUCT TYPE (Unaudited)
	For the Fiscal Quarters Ended April 30,		For the Fiscal Years Ended April 30,
In thousands	2010	2009	2010	2009
Equipment and software revenue	$33,178	$27,037	$119,105	$141,965
Aftermarket supplies revenue	72,181	63,394	274,334	285,818
Service revenue	15,802	16,151	64,916	71,157
Consolidated revenue	$121,161	$106,582	$458,355	$498,940

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – KEY OPERATING RATIOS (Unaudited)
	For the Fiscal Quarters Ended April 30,		For the Fiscal Years Ended April 30,
	2010	2009	2010	2009
Gross margin	29.1%	28.6%	29.4%	28.8%
Operating margin	0.9%	(0.2)%	1.6%	1.3%

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – FINANCIAL POSITION (Unaudited)
In thousands, except ratio data	April 30, 2010	April 30, 2009

Cash and cash equivalents	$11,305	$10,313
Working capital	$76,549	$92,839
Total debt	$45,000	$73,500
Net debt (total debt less cash and cash equivalents)	$33,695	$63,187
Shareholders' equity	$158,206	$148,302
Total capital (net debt plus shareholders' equity)	$191,901	$211,489
Current ratio	1.85	2.02
Net debt-to-total capital ratio	17.6%	29.9%

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – CASH FLOWS (Unaudited)
	For the Fiscal Quarters Ended April 30,		For the Fiscal Years Ended April 30,
In thousands	2010	2009	2010	2009

Net cash provided by operating activities	$5,618	$3,456	$25,096	$9,774
Net cash (used for) provided by investing activities	$(764)	$(1,859)	$4,535	$(40,418
Net cash (used for) provided by financing activities	$(716)	$(2,489)	$(28,972)	$30,139
Depreciation and amortization	$2,202	$2,444	$9,452	$9,991
Capital expenditures	$1,258	$1,716	$4,489	$8,187

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – ORDERS BY GEOGRAPHIC LOCATION (Unaudited)
	For the Fiscal Quarters Ended April 30,		For the Fiscal Years Ended April 30,
In thousands	2010	2009	2010	2009
North America	$36,722	$39,621	$134,766	$157,984
Europe	57,450	55,211	225,326	258,738
Rest of world	29,179	13,157	101,830	66,805
Consolidated orders	$123,351	$107,989	$461,922	$483,527